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Exhibit 10.10

ENGLISH SUMMARY OF THE PENSION PLAN FOR THE SALARIED OF CASCADES TISSUE GROUP INC.

Introduction

        The Pension Plan for the Salaried of Cascades Tissue Group Inc. became effective January 1, 1965.

        Effective June 1st 1990, the Plan is amended and all benefits accruing since that date are on a defined contribution basis. Benefits accrued before that date remain unchanged and were applied under a group pension policy number GP 10886 issued by Standard Life Insurance Company.

Eligibility for Membership

        Full-time salaried employees must join the Plan on the first day of employment.

        Part-time employees must join the Plan on January 1, provided that in the calendar year preceding their eligibility membership they had either:

  (1)
  earned at least 35% of the YMPE; or

  (2)
  worked at least 700 hours.

        The YMPE, or Year's Maximum Pensionable Earnings, refers to the maximum annual amount of earnings upon which an employee and an employer contribute to the Canada/Québec Pension Plan (C/QPP).

Contributions

        The members and the employer's contributions are as follows:

Type of contribution	Member's contributions (% of salary, not including profit- sharing)	Employer's contributions (% of salary, not including profit- sharing)
Basic contributions	2%	3%
Additional contributions	0% to 2%	50% of member's contributions
Voluntary contributions	Up to the maximum authorized by the Income Tax Act	0%

Defined contribution account

        A separate defined contribution account is established for each member. The member's defined contribution account includes the member's contribution, the employer's contribution and interest, dividends, capital gains and capital losses earned by those contributions. The investment returns credited to the member's defined contribution account are net of fees for investment management, custodial services and administrative services.

        The member's contribution and the employer's contribution will be invested according to the member's instructions. Each member chooses from several options the investment funds that take into account their investor profile (e.g., diversified fund, stock fund, bond fund or guaranteed investment contract).

Contribution withdrawal

        A member may not withdraw his contributions to this Plan or any part of them while he is employed by the Company.

Retirement Dates

Normal Retirement Date

        The first day of the month coincident with or next following the member's 65th birthday.

Early Retirement Date

        The first day of any month after the member's 55th birthday.

Postponed Retirement Date

        If a member remains in service after normal retirement date, such member may postpone his retirement pension to any date up to, but not beyond, age 69.

Benefits payable

        A member who leaves the Company in reason of retirement, termination of employment, or death, is entitled to receive the amount accumulated in his defined contribution account.

        The options are:

  •
  Transfer the account balance to another registered plan, a locked-in retirement account (LIRA) or a locked-in investment fund (LIF); or

  •
  Purchase an annuity from an insurance company.

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  Exhibit 10.10